Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

iLearningEngines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(g)	22,624,975	(1)(2)	$11.50	(3)	$260,187,212.50	$0.0001476	$38,403.63
Fees to Be Paid	Equity	Warrants	457(i)	8,250,000	(2)(4)	—		—	—	—	(5)
Fees to Be Paid	Equity	Common Stock	457(c)	100,774,669	(2)(6)	$5.73	(7)	$577,438,853.37	$0.0001476	$85,229.97
	Total Offering Amounts							$837,626,065.87		$123,633.61
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fees Due									$123,633.61

(1)	Consists of up to (i) 8,250,000 shares of common stock of the Registrant (“Common Stock”) issuable upon the exercise of private placement warrants at an exercise price of $11.50 per share of Common Stock (the “Private Placement Warrants”) and (ii) 14,374,975 shares of Common Stock issuable upon the exercise of warrants originally issued in the initial public offering of Arrowroot Acquisition Corp. (“ARRW”) by the holders thereof (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).

(2)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per share of common stock issuable upon exercise of the Warrants.

(4)	Represents 8,250,000 Private Placement Warrants registered for resale by the selling securityholders identified in this registration statement.

(5)	In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants is allocated to the Common Stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(6)	Consists of (i) 8,089,532 shares of Common Stock that were issued upon the conversion of the convertible notes originally issued to investors in a private placement in satisfaction of the convertible notes payable to such investors, (b) 6,787,500 shares of Common Stock originally issued in a private placement to the Sponsor prior to ARRW’s initial public offering, (c) 82,091 shares of Common Stock issued as consideration for the non-exercise of redemption rights by certain investors in connection with the shareholder meetings preceding the Business Combination, (d) 3,763,378 shares of Common Stock issued to Venture Lending & Leasing IX, Inc. and WTI Fund X, Inc. as consideration, in part, for the revision of amortization schedules under the WTI Loan Agreements (as defined below) prior to the Business Combination and, after the Business Combination, the repayment in full of all outstanding obligations under (1) the Loan and Security Agreement, dated as of December 30, 2020, between iLearningEngines Inc. and Venture Lending & Leasing IX, Inc. (the “2020 Loan Agreement”), (2) the Loan and Security Agreement, dated as of October 21, 2021, between iLearningEngines Inc., and Venture Lending & Leasing IX, Inc. and WTI Fund X, Inc. (the “2021 Loan Agreement”), and (3) the Loan and Security Agreement, dated as of October 31, 2023, between iLearningEngines Inc., and WTI Fund X, Inc. (the “2023 Loan Agreement” and, together with the 2020 Loan Agreement and the 2021 Loan Agreement, the “WTI Loan Agreements”), (e) 460,384 shares of Common Stock issued to the Sponsor as consideration, in part, for the repayment in full of all outstanding obligations under unsecured promissory notes issued to ARRW, (f) 78,730 shares of Common Stock issuable upon the vesting and settlement of restricted stock units that were initially granted at no cost by iLearningEngines Inc. and assumed by the Registrant and converted into restricted stock units with respect to the Common Stock pursuant to the Merger Agreement, which were granted at no cost to the recipients thereof, (g) 8,250,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants at an exercise price of $11.50 per share of Common Stock, (h) 71,508,370 shares of Common Stock (including 4,727,199 shares issuable upon settlement of vested RSUs) originally issued to certain directors and officers as consideration for employment and services provided to iLearningEngines Inc. prior to the Business Combination, (i) 511,073 shares of Common Stock that were issued at a price of $5.87 per share in connection with the payment of certain Business Combination transaction expenses, (j) 1,022,146 shares of Common Stock that were issued in lieu of payment of deferred underwriting commissions in an aggregate amount of $6,000,000 at a price of $5.87 per share in connection with the Closing, and (k) 221,465 shares of Common Stock that were issued at a price of $5.87 per share in connection with the payment of Business Combination transaction expenses.

(7)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s common stock as reported on the Nasdaq Capital Market on May 24, 2024.